As filed with the Securities and Exchange Commission on October 4, 1996
                                                   Registration No. 333-12003

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------
                        SUNGLASS HUT INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

          FLORIDA                                             65-0667471
(STATE OR OTHER JURISDICTION OF                            (I.R.S EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                                                                              LARRY G. PETERSEN
                                                                                     SENIOR VICE PRESIDENT - FINANCE AND
                                                                                           CHIEF FINANCIAL OFFICER
                                                                                      SUNGLASS HUT INTERNATIONAL, INC.
                       255 ALHAMBRA CIRCLE                                                   255 ALHAMBRA CIRCLE
                   CORAL GABLES, FLORIDA 33134                                           CORAL GABLES, FLORIDA 33134
                         (305) 461-6100                                                        (305) 461-6100
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             -----------------------

                          COPIES OF COMMUNICATIONS TO:
                             JORGE L. FREELAND, ESQ.
                          GREENBERG, TRAURIG, HOFFMAN,
                          LIPOFF, ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500
                              ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

             If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestments plans, please check the following box. [ ]

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

             If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        SUNGLASS HUT INTERNATIONAL, INC.

                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003

                                       AND
                                  COMMON STOCK


                              ---------------------

     Sunglass Hut International, Inc., a Florida corporation (the "Company" or "Sunglass"), intends to issue from time to time shares of its common stock, $.01 par value (the "Common Stock"), to holders of its 5 1/4% Convertible Subordinated Notes due 2003 (the "Notes") upon conversion of the Notes in accordance with the terms thereof. The Notes were issued on June 26, 1996 in an offering to institutional investors pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus relates to the resale of the Notes and the issuance of Common Stock to holders of the Notes upon conversion of the Notes in accordance with the terms thereof. See "Notes Selling Securityholders and Plan of Distribution." No additional consideration is payable upon conversion of the Notes.

     In addition, this Prospectus relates to the proposed sale from time to time of up to 4,154,384 shares of Common Stock, in the amount and in the manner and on terms and conditions described herein, by the persons or entities who are former stockholders of companies acquired by the Company (the "Common Stock Selling Stockholders"). See "Common Stock Selling Stockholders and Plan of Distribution."

                              ---------------------

           SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF
       CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.

                              ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is corrected as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
                              ---------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER 4, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Quotations relating to the Company's Common Stock appear on the NASDAQ National Market and quotations relating to Notes will appear on the NASDAQ SmallCap Market and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus:


         (1) the Company's Annual Report on Form 10-K, for the fiscal year ended February 3, 1996;
         (2) the Company's Quarterly Report on Form 10-Q, for the fiscal quarter ended May 4, 1996;
         (3) the Company's Quarterly Report on Form 10-Q, for the fiscal quarter ended August 3, 1996;
         (4) the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders; and
         (5) the Company's Registration Statement on Form 8-A filed on April 30, 1993, registering the Company's Common Stock under Section 12(g) of the Exchange Act; and
         (6) the Company's Registration Statement on Form 8-A filed on
             September 12, 1996, registering the 5 1/4% Convertible
             Subordinated Notes Due 2003 under 12(g) of the Exchange Act.



         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Larry G. Petersen, Senior Vice President Finance and Chief Financial Officer, 255 Alhambra Circle, Coral Gables, Florida 33134, telephone (305) 461-6100.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

         The Company is the world's largest specialty retailer of sunglasses with over 1,850 locations worldwide. Since opening its first kiosk in Miami, Florida in 1971, the Company has grown rapidly both through internal expansion and acquisitions, increasing from 156 stores at February 1, 1988 to 1,972 locations at August 3, 1996.

         The Company's principal executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 461-6100. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated herein by reference. See "Information Incorporated By Reference."

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges (the "Ratio") is comprised of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of the operating lease rentals). The Ratio was 1.7, 2.9 and 2.7 for fiscal years ended 1993, 1994 and 1995, respectively. For the first and second quarters ended May 4, 1996 and August 3, 1996, the Ratio was 2.6 and 5.3, respectively, and the Ratio was 4.0 for the six months ended
August 3, 1996.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE NOTES OR ANY OF THE COMMON STOCK OFFERED HEREBY.

ABILITY TO MANAGE GROWTH

         The Company has grown significantly in the past several years, and intends to continue to pursue an aggressive growth strategy. The continued growth of the Company is dependent, in large part, upon the Company's ability to open and operate new stores on a timely and profitable basis. However, the rate of new store openings is subject to various contingencies, many of which are beyond the Company's control. These contingencies include, among others, the Company's ability to secure suitable store sites on a timely basis and on satisfactory terms, the Company's ability to hire, train and retain qualified personnel, the availability of adequate capital resources and the successful integration of new stores into existing operations. There can be no assurance that the Company's new stores will achieve sales and profitability comparable to the Company's existing stores.

         There can be no assurance that the Company will be able to successfully execute other components of its growth strategies. The Company's expansion plans include both its "Sunscriptions" prescription sunglass program and an increasing percentage of non-traditional retail locations, including licensed departments, with respect to which the Company has substantially less experience. Moreover, the Company's continued international expansion may subject the Company to certain risks and limitations not associated with its current U.S. operations, including (i) the uncertainty of market acceptance of specialty retailers and/or the Company's product offerings, (ii) the Company's ability to hire and train local personnel, (iii) the Company's dependence on local business practices,
(iv) foreign currency losses, (v) the impact of foreign taxes, and (vi) foreign investment restrictions and limitations. In addition, although the Company has acquired competitors in the past and considers acquiring additional smaller chains of specialty sunglass retailers on an ongoing basis, there can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms or that any acquired operations will be successfully integrated.

RISKS OF NEW SPECIALTY STORE CONCEPTS

         The Company opened its first EyeX store, a prescription glasses and corrective lens store, in October 1995 and its first Watch Station store, a watch specialty store, in May 1996. Accordingly, their operations will be subject to the numerous risks of establishing new business enterprises, including unanticipated operating problems, lack of experience and customer acceptance, significant competition from existing and new retailers and the extent of existing relationships between such retailers and manufacturers/distributors. Moreover, the Company's EyeX operations (as well as its "Sunscriptions" program of prescription sunglasses) subject the Company to governmental regulation of opticians. There can be no assurance that the Company will be able to operate any one or more of the foregoing concepts profitably.

CONCENTRATION OF SUPPLIERS

         In fiscal 1995, Bausch & Lomb and Oakley, the Company's largest suppliers, accounted for approximately 31% and 25% of the Company's total merchandise purchases, respectively. The Company has not experienced any significant difficulty in obtaining satisfactory sources of supply in the past. However, the Company has no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new product offerings. The inability or failure of one or more key vendors to supply merchandise, or a material change in the Company's current purchase terms, would have a material adverse effect on the Company's business.

IMPACT OF CONSUMER SPENDING

         The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation, as well as the ability of mall anchor tenants and other attractions to generate customer traffic in the vicinity of the Company's stores. There can be no assurance that consumer spending will not be affected by economic conditions, thereby impacting the Company's growth, net sales and profitability. In addition, there can be no assurance that the rate of comparable store sales growth experienced by the Company in recent periods will continue. Moreover, comparable store sales may fluctuate significantly on a month-to month basis.

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends to a significant extent upon the performance of its senior management team, particularly Jack B. Chadsey, the Company's President and Chief Executive Officer. While the Company believes that its senior management team has significant depth, the loss of services of any of the Company's executive officers could have a material adverse impact on the Company. The Company does not maintain key man life insurance on the life of Mr. Chadsey or any other executive officer.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors or Chief Executive Officer may call special meetings of the stockholders, and (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings.

         The Company is subject to certain provisions of the Florida Business Corporation Act (the "FBCA") which may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person or ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly-held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20% but less than 33-1/3% of all voting power, (b) at least 33-1/3% but less than a majority of all voting power or (c) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires the approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates), unless approved by a majority of disinterested directors.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock has risen substantially since the Company's initial public offering, which closed in June 1993. The Common Stock is quoted on the NASDAQ National Market and the Notes will be traded on the NASDAQ SmallCap Market, which stock markets have experienced and are likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock and the Notes without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, monthly comparable store sales results, shortfalls in earnings or sales below analyst expectations, the overall economy and the financial markets could cause the prices of the Common Stock and the Notes to fluctuate substantially.

FORWARD - LOOKING STATEMENTS AND ASSOCIATED RISK

         This Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other things, (i) the Company's growth strategies,
(ii) anticipated trends in the Company's business and demographics, and (iii) the Company's ability to enter into contracts with certain suppliers. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

SUBORDINATION OF NOTES

         The Notes are unsecured and subordinated in right of payments in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes.

         The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur additional indebtedness and liabilities. See "Description of Notes-Subordination of Notes."

LIMITATIONS ON REPURCHASE OF NOTES UPON FUNDAMENTAL CHANGE

         In the event of a Fundamental Change (as defined in "Description of Notes-Redemption at Option of Holders"), each holder of the Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes. The Company's ability to repurchase the Notes upon a Fundamental Change may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase the Notes upon a Fundamental Change will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Notes upon a Fundamental Change. Failure of the Company to repurchase Notes at the option of the holder upon a Fundamental Change would result in an Event of Default (as defined in the Indenture) under the Notes, which could in turn result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions.

         The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating of the Notes, nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

              NOTE SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

         Pursuant to a Registration Rights Agreement dated June 26, 1996 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the offering of the Notes, the Company has filed with the Commission under the Securities Act a Shelf Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Notes and the Common Stock issuable upon conversion of the Notes from time to time and has agreed to use its reasonable efforts to keep such Registration Statement effective until the earlier of (i) June 26, 1999 or (ii) such date as all of the Notes and the Common Stock have been either resold pursuant to the Registration Statement, resold to the public pursuant to Rule 144 of the Securities Act or eligible for resale pursuant to Rule 144(k) of the Securities Act. Pursuant to the Registration Rights Agreement, the Company has the right to suspend the use of this Prospectus for the resale of the Notes and the Common Stock issuable upon conversion of the Notes under certain circumstances for up to a period not to exceed thirty (30) days in any three month period or not to exceed an aggregate of 60 days in any 12 month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

         The holders of the Notes and the Common Stock issuable upon conversion of the Notes are qualified institutional buyers within the meaning of Rule 144A of the Securities Act, institutional accredited investors within the meaning of Rule 501 of the Securities Act or non-U.S. persons within the meaning of Regulation S under the Securities Act. Prior to any use of this Prospectus for the resale of the Notes and the Common Stock issuable upon conversion of the Notes registered herein, this Prospectus will be amended or supplemented to set forth the name of the Note Selling Securityholder, the amount of the Notes and/or the number of shares of Common Stock beneficially owned by such Note Selling Securityholder, and the amount of the Notes and/or the number of shares of Common Stock to be offered for resale by such Note Selling Securityholder. The supplemented or amended Prospectus will also disclose whether any Note Selling Securityholder selling in connection with such supplemented or amended Prospectus has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended Prospectus.

         Each of the Note Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the NASDAQ SmallCap Market, with respect to the Notes, the NASDAQ National Market with respect to the Common Stock, or otherwise, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Notes and/or the Common Stock issuable upon conversion of the Notes as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In connection with the resale of the Notes and/or the Common Stock issuable upon conversion of the Notes, Note Selling Securityholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Note Selling Securityholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the Note Selling Securityholders or from purchasers of the Notes and/or the Common Stock issuable upon conversion of the Notes, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Notes and/or the Common Stock issuable upon conversion of the Notes to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the Notes and/or the Common Stock issuable upon conversion of the Notes may be deemed to be underwriters and any discounts or commissions received by them from the Note Selling Securityholders and any profit on the resale of the Notes and/or the Common Stock issuable upon conversion of the Notes by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Note Selling Securityholders will be described, in the applicable Prospectus supplement.

         The Company and the Note Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and resale of the Notes and/or the Common Stock issuable upon conversion of the Notes by the Note Selling Securityholders to the public, other than selling expenses incurred by the Note Selling Securityholder and registration expenses to the extent that the Company is prohibited from paying for such expenses on behalf of the Note Selling Securityholders by applicable Blue Sky laws.

         The resale of the Notes and/or the Common Stock issuable upon conversion of the Notes will be freely transferable in the hands of persons other than affiliates of the Company. The Common Stock is listed and principally traded on the NASDAQ National Market under the symbol "RAYS." The Notes will be listed and traded on the NASDAQ SmallCap Market under the symbol "RAYSG."

     The Company will receive no portion of the proceeds from the resale of the Notes and the Common Stock issuable upon conversion of the Notes and will bear all expenses related to the registration of this offering of the resale of the Notes and the Common Stock issuable upon conversion of the Notes.

                              DESCRIPTION OF NOTES

         The Notes were issued under an indenture dated as of June 26, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Notes represent general unsecured obligations of the Company, mature on June 15, 2003 (the "Maturity Date") and consist of an aggregate principal amount of $115,000,000. The Notes are subordinate in right of payment to all Senior Indebtedness of the Company as defined in the Indenture. The Notes have been issued in denominations of $1,000 or any multiple thereof. The Notes accrue interest at the rate of 5 1/4% per annum from June 26, 1996 and accrued and unpaid interest will be payable semi-annually on June 15 and December 15 of each year. Interest will be paid to holders of record of the Notes at the close of business on June 1 and December 1 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The Notes are convertible at any time after September 24, 1996, through the close of business on June 15, 2003, subject to prior redemption, into shares of Common Stock at a price of $30.25 per share, subject to adjustment under certain circumstances specified in the Indenture. Accordingly, the number of Shares of Common Stock issuable upon conversion may change.

CONVERSION OF NOTES

         The holders of Notes will be entitled at any time after 90 days following the date of original issuance thereof through the close of business on the final maturity date of the Notes, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price of $30.25, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. No such payment will be required if the Company exercises its right to redeem such Notes on a redemption date that is an interest payment date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in payment of the redemption price. A
Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

     The initial conversion price of $30.25 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including:

         (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company;

         (ii)     certain subdivisions and combinations of the Common Stock;

         (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

         (iv) the distribution to all holders of Common Stock or shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

         (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the daily Closing Prices (as defined in the Indenture) of the Common Stock for the ten consecutive Trading Days (as defined in the Indenture) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

         (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

         (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets; and

         (viii) the issuance of Common Stock or securities convertible into, or exchangeable for, Common Stock at a price per share (or having a conversion or exchange price per share) that is less than the then Current Market Price of the Common Stock (but excluding, among other things, issuances: (a) pursuant to any bona fide plan for the benefit of employees, directors or consultants of the Company now or hereafter in effect; (b) to acquire all or any portion of a business in an arm's-length transaction between the Company and an unaffiliated third party including, if applicable, issuances upon exercise of options or warrants assumed in connection with such an acquisition; (c) in a bona fide public offering pursuant to a firm commitment underwriting or sales at the market pursuant to a continuous offering stock program; (d) pursuant to the exercise of Warrants, rights (including, without limitation, earnout rights) or options, or upon the conversion of convertible securities, which are issued and outstanding on the date hereof, or which may be issued in the future at fair value and with an exercise price or conversion price at least equal to the Current Market Price of the Common Stock at the time of issuance of such warrant, right, option or convertible security; and (e) pursuant to a dividend reinvestment plan or other plan hereafter adopted for the reinvestment of dividends or interest provided that such Common Stock is issued at a price at least equal to 95% of the market price of the Common Stock at the time of such issuance).

         In the case of (i) any reclassification or change of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

         Upon certain adjustments in the conversion price of the Notes (including, for example, adjustments to reflect taxable distributions to holders of Common Stock), the holders of the Notes will be treated as having received a distribution that will be subject to Federal income tax as a dividend to the extent of the Company's earnings and profits. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

         The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive, and if the reduction is irrevocable during the relevant period. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

         The Notes are not entitled to any sinking fund. At any time on or after June 17, 1998, the Notes will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to and including the date fixed for redemption, except that prior to June 17,1999, the Notes will not be redeemable at the option of the Company unless the closing price of the Common Stock shall have exceeded $42.35 per share (subject to adjustment upon the occurrence of certain events) for 20 trading days within a period of 30 consecutive trading days ending within five trading days prior to the notice of redemption.

         If redeemed during the 12-month period beginning June 15:

         YEAR                          REDEMPTION PRICE
         ----                          ----------------
         1998..............................103.75%
         1999..............................103.00
         2000..............................102.25
         2001..............................101.50
         2002..............................100.75

and 100% at June 15, 2003; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Notes being redeemed.

         If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes are selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

REDEMPTION AT OPTION OF HOLDERS

         If, at any time prior to June 15, 2003, there occurs a Fundamental Change, each holder of Notes shall have the right, at the holder's option, to require the Company to redeem all of such holder's Notes or portions thereof (in denominations of $1,000 or multiples thereof) on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change referred to below.

         The Company shall redeem such Notes at a price (expressed as a percentage of the principal amount) equal to (i) 105.25% if the Repurchase Date is prior to June 15, 1997, (ii) 104.50% if the Repurchase Date is during the 12-month period beginning June 15, 1997 and (iii) thereafter at the redemption price set forth under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is June 15 or December 15, then the interest payable on such date shall be paid to the holder of record of the Note on the relevant record date.

         The term "Fundamental Change" means the occurrence of any transaction or events in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if no such record date exists, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $16.08 (which is equal to 66 2/3% of the last sale price of the Common Stock on June 20, 1996) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $16.08 to $30.25 without regard to any adjustment thereto).

         On or before the 10th day after the occurrence of a Fundamental Change, the Company is required to notify by mail all holders of record of the Notes on the date of the Fundamental Change of the occurrence of such Fundamental Change and of the redemption rights arising as a result thereof. The Company is also required to deliver a copy of such notice to the Trustee. To exercise the redemption right, holders of the Notes must deliver written notice of the holders' exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose) and the Trustee on or before the Fundamental Change Expiration Time. Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

         The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of holders of the Notes in the event of a

Fundamental Change. The redemption rights of the holders of the Notes could discourage a potential acquiror of the Company.

         The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would substantially increase the amount of Senior Indebtedness outstanding at such time. Further, the payment of the Fundamental Change redemption price on the Notes is subordinated to the prior payment of Senior Indebtedness. There are no restrictions in the Indenture on the creation of additional Senior Indebtedness or other indebtedness. Under certain circumstances, the incurrence of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Fundamental Change redemption price for all Notes tendered by the holders thereof. A default by the Company on its obligations to pay the Fundamental Change redemption price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions. See "Subordination of Notes" below.

SUBORDINATION OF NOTES

         The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

         The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. During any period of payment blockage, any payment that otherwise would have been made during such period will accrue interest, to the extent legally permissible, at 5 1/4% from the date on which such payment was required under the terms of the Indenture until the date of payment. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

         By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

         The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined below) of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

         The term "Indebtedness" means, with respect to any Person (as defined in the Indenture), and without duplication:

         (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services),

         (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

         (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

         (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

         (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d),

         (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

         (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

         The term "Designated Senior Indebtedness" means the NationsBank Credit Facility and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

         The Notes are obligations exclusively of the Company. Since much of the operations of the Company are conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company are dependent upon the earnings of any such subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to the Company. Such subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and advances to the Company and any such subsidiaries could be subject to statutory or contractual restrictions, could be contingent upon the earnings of those subsidiaries and are subject to various business considerations.

         Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

         The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

         In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

         The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes; default for 30 days in payment of any installment of interest on the Notes; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

         The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and accrued interest on the Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

         The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATIONS OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, change the obligation of the Company to repurchase any Note upon the happening of any Fundamental Change in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Notes.

           COMMON STOCK SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The following table sets forth information regarding the ownership of the Company's Common Stock by the Common Stock Selling Stockholders as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby.

                                                                                NUMBER OF
                                                           OWNERSHIP             SHARES             OWNERSHIP
NAME AND ADDRESS                                     PRIOR TO THE OFFERING   OFFERED HEREBY       AFTER OFFERING
--------------------------------------------------   ----------------------  ---------------   --------------------
                                                       SHARES    PERCENTAGE                      SHARES  PERCENTAGE
                                                       ------    ----------                      ------  ----------
D&L Partners, L.P.(1)(2)..........................   1,222,708       2.3%      1,072,708        150,000      *

Bruce A. Olson and Kimberly A. Olson, Co-Trustees      615,338        *          615,338           0         *
  U/T/I Dated 6/27/89 f/b/o Bruce A. Olson(1)(3)

Bruce A. Olson and Kimberly A. Olson, Co-Trustees      456,634        *          456,634           0         *
  U/T/I Dated 6/27/89 f/b/o Kimberly A. Olson(1)(3)

Kimberly A. Olson, Custodian for Alexa K. Olson(1)(3)   50,736        *           50,736           0         *

NGNG, Inc.(1)(4)..................................   1,111,764       2.1%      1,111,764           0         *

D. Michael Cannady(1)(5)..........................     180,000        *          180,000           0         *

Daniel J. and Rebecca Paetz, as joint tenants(1)(6)    160,586        *          160,586           0         *

Jenifer Louise Deeter Giddens(1)(7)...............     160,586        *          160,586           0         *

Mark S. Crawford(1)(8)............................     144,000        *          144,000           0         *

Frederick O. Wingate(9)...........................      76,016        *           76,016           0         *

Shirley P. Wingate(9).............................      57,516        *           57,516           0         *

Shirley P. Wingate, Trustee under Charitable Trust      18,500        *           18,500           0         *
  Instrument Dated 6/14/96(9).....................

------------------------------
*    Less than 1%.

(1) The Common Stock Selling Stockholder is either a former shareholder of Sunsations Sunglass Company, an Indiana corporation ("Sunsations"), acquired by the Company in June 1996, or the assignee thereof. The Common Stock Selling Stockholder is participating in this offering pursuant to contractual "piggyback" registration rights granted by the Company in connection with the acquisition of Sunsations. The Company has agreed to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the Registration Statement of which this Prospectus is a part and fees and disbursements of counsel for the Company and its independent public accountants.

(2) Douglas J. Von Allmen, Trustee U/T/I dated 4/25/89 F/B/O Douglas J. Von Allmen ("Von Allmen Trust A") and Linda L. Von Allmen, Trustee U/T/I dated 4/25/89 F/B/O Linda L. Von Allmen ("Von Allmen Trust B") transferred 1,122,708 shares to D&L Partners, L.P., a limited partnership in exchange for interests in the partnership. D&L Management Corporation is the sole general partner of D&L Partners, L.P. The sole shareholders of D&L Management Corporation are Von Allmen Trust A and Von Allmen Trust B. Von Allmen Trust A and Von Allmen Trust B are the sole limited partners of D&L Partners, L.P. D&L Partners, L.P. has pledged 572,708 shares to a bank to secure a loan and has entered into a series of transactions with a brokerage firm pursuant to which 500,000 shares owned by D&L Partners, L.P. are pledged until April 1998. Mr. and Ms. Von Allmen are husband and wife and their address is 9 Isla Bahia, Ft. Lauderdale, Florida 33316. Mr. Von Allmen was Vice President and a Director of Sunsations prior to the Company's acquisition of Sunsations.

(3) Mr. and Mrs. Olson are husband and wife. Mr. Olson was the Chairman of the Board of Sunsations prior to the Company's acquisition of Sunsations. Mr. and Mrs. Olson's address is c/o Group One Capital, Inc., 1611 Des Peres Road, St. Louis, Missouri 63131.

(4) NGNG, Inc. is a corporation 50% owned by Douglas J. Von Allmen and his and his wife's children and 50% by Bruce A. Olson and his children. Mr. Von Allmen was Vice President and a Director and Mr. Olson was Chairman of the Board of Sunsations prior to the Company's acquisition of Sunsations. NGNG, Inc.'s address is c/o Group One Capital, Inc., 1611 Des Peres Road, St. Louis, Missouri 63131.

(5) Mr. Cannady was the President and Chief Executive Officer of Sunsations prior to the Company's acquisition of Sunsations. Mr. Cannady's address is c/o Group One Capital, Inc., 1611 Des Peres Road, St. Louis, Missouri 63131.

(6) Mr. and Mrs. Paetz's address is c/o Paetz Enterprises, Inc., 615 Dorchester Dr., Noblesville, Indiana 46060.

(7) Ms. Giddens' address is 6624 West Sweet Creek Drive, New Palestine, Indiana 46163.

(8) Mr. Crawford was Secretary, Treasurer and a Director of Sunsations prior to the Company's acquisition of Sunsations. Mr. Crawford's address is c/o Group One Capital, Inc., 1611 Des Peres Road, St. Louis, Missouri 63131.

(9) The Common Stock Selling Stockholder is either a former shareholder of Sun Shades 501, Ltd., a North Carolina corporation ("Sun Shades"), acquired by the Company in December 1995, or the assignee thereof. The Common Stock Selling Stockholder is participating in this offering pursuant to contractual "piggyback" registration rights granted by the Company in connection with the acquisition of Sun Shades. The Company has agreed to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with the state blue sky or securities laws, all costs of preparation of the Registration Statement of which this Prospectus is a part and fees and disbursements of counsel for the Company and its independent public accountants. Pursuant to the Sun Shades acquisition agreement, the Common Stock Selling Stockholder is obligated to indemnify the Company for breaches of certain representations, warranties and covenants made by Sun Shades and its shareholders. Any claims for indemnification against the former shareholders may be satisfied by the Company cancelling a portion of the shares of Common Stock received by such shareholders in connection with the acquisition. To secure their indemnification obligations, the former Sun Shades shareholders have placed 10% of their shares received in connection with the acquisition to be held in accordance with the terms of an escrow agreement. Upon any sale of such shares pursuant to this Prospectus, the proceeds thereof will be substituted as the collateral to be held under such escrow arrangement. Mr. Wingate was the President, Treasurer and a Director of Sun Shades prior to the Company's acquisition of Sun Shades. Mrs. Wingate was a Vice President and Secretary of Sun Shades prior to the Company's acquisition of Sun Shades. Mr. and Mrs. Wingate's address is 3762 Abingdon Road, Charlotte, North Carolina 28211.

         The Common Stock Selling Stockholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock Selling Stockholders may effect such transactions by selling the Shares of Common Stock directly to purchasers, or may sell the Shares of Common Stock to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Common Stock Selling Stockholders and/or the purchasers of Shares of Common Stock for whom they may act as agents or to whom they sell as principals, or both. The Common Stock Selling Stockholders and any agents, dealers or underwriters that act in connection with the sale of Shares of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of Shares of Common Stock as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         To the extent required, the number of Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in a supplement to this Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act.

         The Company will receive no portion of the proceeds from the sale of the Shares of Common Stock and will bear all expenses related to the registration of this offering of the Shares of Common Stock. The Common Stock Selling Stockholders will also be indemnified by the Company against certain civil liabilities, including certain liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Notes and the shares of Common Stock issuable upon conversion of the Notes will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The audited Consolidated Financial Statements of the Company as of February 3, 1996 and January 28,1995, and for fiscal 1995,1994 and 1993 which are incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report dated March 20,1996 with respect thereto. In that report, that firm states that with respect to Sunsations Sunglass Company, a company acquired during

1995 in a transaction accounted for as a pooling of interests, its opinion is based on the report of other independent certified public accountants, namely Coopers & Lybrand L.L.P. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of such firms as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:


         Securities and Exchange Commission Registration Fee... $  62,500.00
         Legal Fees and Expenses............................... $  20,000.00
         Accounting Fees and Expenses.......................... $  10,000.00
         NASDAQ Filing Fee..................................... $  10,000.00
         Blue Sky Qualification Fees and Expenses.............. $   5,000.00
         Printing and Engraving Expenses....................... $  10,000.00
         Fees and Expenses (including Legal Fees) for
           qualifications under State Securities Laws.......... $     500.00
         Registrar and Transfer Agents Fees and Expenses....... $     500.00
         Miscellaneous......................................... $   2,000.00
                                                                  ----------
         Total................................................. $ 120,500.00
                                                                  ==========


         All amounts except the Securities and Exchange Commission registration fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law wither now or hereafter. The Registrant has entered or will enter into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


ITEM 16. EXHIBITS

EXHIBIT
NUMBER                                                        DESCRIPTION
-------                                                       -----------
    3.1        Registrant's Articles of Incorporation(7)
    3.2        Registrant's Bylaws(7)
    4.1        Specimen Stock Certificate for Registrant's Common Stock(7)
    4.2        Registration Rights Agreement, dated as of May 31, 1993, among the Registrant, APA Excelsior III, L.P., APA Excelsior III/
               Offshore, L.P., APA/Fostin Pennsylvania Venture Capital Fund, CIN
               Venture Nominees, LTD., Equity-Linked Investors, L.P.,
               Equity-Linked Investors-II, Prudential Venture Partners II, James
               N. Hauslein, Jack B. Chadsey (2).
    4.3        Registration Rights Agreement, dated as of December 30, 1993, between the Registrant and Wallis
               D. Arnold and Karen Arnold(3)
    4.4        Registration Rights Agreement, dated as of June 29, 1995, between the Registrant and the former shareholders of Sunsations Sunglass Company(4)
    4.5        Registration Rights Agreement, dated December 1, 1995, between the Registrant and the former shareholders of Sun Shades 501, Ltd.(6)

                                                   II-1


    4.6        Registration Rights Agreement, dated April 25, 1996, between the Registrant and the former shareholders of Shady Biz, Inc. and Spectacular Eyewear, Inc.(5)
    4.7        Registration Rights Agreement, dated June 26, 1996, between the Registrant and the initial
               Purchasers of the Notes(7)
    4.8        Indenture, dated as of June 26, 1996, among the Registrant and The Bank of New York(7)
    4.9        Specimen form of Note(7)
    5.1        Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the
               Notes and the Common Stock being registered**
   12.1        Computation of Ratios of Earnings to Fixed Charges**
   23.1        Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)
   23.2        Consent of Arthur Andersen LLP*
   23.3        Consent of Coopers & Lybrand L.L.P.*
   24.1        Reference is made to the signatures page of this Registration Statement for the Power of Attorney contained therein

---------------------------
*              Filed herewith.

**             Previously filed.

(1) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-1 (File No. 33-59872).
(2) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-1 (File No. 33-70214).
(3) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-1 (File No. 33-77792).
(4) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-3 (File No. 33-97550).
(5) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-3 (File No. 33-05093).
(6) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended February 3, 1996.
(7) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form 8-B filed on August 23, 1996.

ITEM 17.       UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 4, 1996.

                         SUNGLASS HUT INTERNATIONAL, INC.


                         By:/S/LARRY G. PETERSEN
                           ------------------------------------------------
                            LARRY G. PETERSEN, Senior Vice President-Finance and Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry G. Petersen his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                          TITLE                                   DATE
                  ---------                                          -----                                   ----
/S/JACK B. CHADSEY*                                President, Chief Executive Officer                  October 4, 1996
----------------------------------------------     and Director (principal executive
JACK B. CHADSEY                                    officer)


/S/LARRY G. PETERSEN                               Senior Vice President-Finance and                   October 4, 1996
----------------------------------------------     Chief Financial Officer (principal
LARRY G. PETERSEN                                  financial officer)


/S/GEORGE L. PITA*                                 Vice President-Finance and                          October 4, 1996
----------------------------------------------     International Development
GEORGE L. PITA


/S/JAMES N. HAUSLEIN*                              Chairman of the Board                               October 4, 1996
----------------------------------------------
JAMES N. HAUSLEIN


/S/ROHIT M. DESAI*                                 Director                                            October 4, 1996
----------------------------------------------
ROHIT M. DESAI


/S/JOHN H. DUERDEN*                                Director                                            October 4, 1996
----------------------------------------------
JOHN H. DUERDEN


/S/WILLIAM S. FIELD*                               Director                                            October 4, 1996
----------------------------------------------
WILLIAM S. FIELD


/S/ROBERT C. GRAYSON*                              Director                                            October 4, 1996
----------------------------------------------
ROBERT C. GRAYSON


/S/WILLIAM E. PHILLIPS*                            Director                                            October 4, 1996
----------------------------------------------
WILLIAM E. PHILLIPS

* Executed by Larry G. Petersen as attorney-in-fact, with full power to sign any and all amendments to this Registration Statement

                                  EXHIBIT INDEX
                                                                            SEQUENTIAL
                                                                                PAGE
NUMBER                                   DESCRIPTION                           NUMBER
------    ----------------------------------------------------------------  ----------
 23.2     Consent of Arthur Andersen LLP

 23.3     Consent of Coopers & Lybrand L.L.P.